Exhibit 99.1

April 25, 2005

Mr. Ernest S. Pinner, Chairman

Mr. James H. White, Vice Chairman

CenterState Banks of Florida, Inc.

1101 First Street South, Suite 202

Winter Haven, FL 33880

Dear Ernie and Jim:

It is with great regret and considerable emotion that I confirm my resignation as a director of the CenterState Banks of Florida, Inc. at the conclusion of the Annual Meeting of the Shareholders on April 26, 2005.

My time on the board has been most rewarding and has provided one of the most satisfying experiences in my business career. Jim, you have put together a first class organization, and Ernie is doing an outstanding job as Chairman, and I have no doubt the bank will continue to grow and prosper under its current board and management leadership. While not an active participant, I will continue to be most interested and will follow the progress of the bank.

I have enjoyed my association with you, the staff, and an outstanding group of fellow directors, and all have my best wishes for the future and continued success.

Sincerely,

/s/ Bob.
G. Robert Blanchard, Sr.
Vice Chairman of CenterState Banks
of Florida, Inc.

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